                                                                                                      EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                   1996
                                        3 Months  9 Months 12 Months
                                         Ended     Ended     Ended               Year Ended December 31,
                                        Sept 30   Sept 30   Sept 30   1995       1994     1993     1992     1991
   Earnings:
A.  Net Income                         $13,665    $46,868  $ 55,638  $ 52,722  $ 50,929 $ 50,390 $ 47,688 $ 42,941
B.  Federal Income Tax                   7,816     25,822    30,655    28,687    26,806   27,158   24,363   21,361
C.   Earnings before Income Taxes       21,481     72,690    86,293    81,409    77,735   77,548   72,051   64,302
D.  Total Fixed Charges 1                6,699     20,679    28,409    30,433    32,679   33,820   34,888   37,737
E. Total Earnings                      $28,180    $93,369  $114,702  $111,842  $110,414 $111,368 $106,939 $102,039
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247       $   808    $ 2,423  $  3,481  $  4,903  $  5,127 $  5,562 $  5,544 $  5,659
G.  Less Allowable Dividend Deduction       32         96       228       528       528      528      544      544
H.  Net Subject to Gross-up                776      2,327     3,253     4,375     4,599    5,034    5,000    5,115
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)           1.572      1.551     1.551     1.544     1.526    1.539    1.511    1.497
J.  Pref. Dividend (Pre-tax) (HxI)       1,220      3,609     5,045     6,755     7,018    7,747    7,555    7,657
K.  Plus Allowable Dividend Deduction       32         96       228       528       528      528      544      544
L. Preferred Dividend Factor             1,252      3,705     5,273     7,283     7,546    8,275    8,099    8,201
M. Fixed Charges (D)                     6,699     20,679    28,409    30,433    32,679   33,820   34,888   37,737
N.  Total Fixed Charges
     and Preferred Dividends           $ 7,951    $24,384  $ 33,682  $ 37,716  $ 40,225 $ 42,095 $ 42,987 $ 45,938

O. Ratio of Earnings to Fixed
    Charges (E/D)                         4.21       4.52      4.04      3.68      3.38     3.29     3.07     2.70

P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)         3.54       3.83      3.41      2.97      2.74     2.65     2.49     2.22

              1 Includes a portion of rent expense deemed to be representive of the interest factor.

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